Exhibit 99.2

P. H. Glatfelter Company

Conference Call Transcript

July 29, 2014

CORPORATE PARTICIPANTS

Dante Parrini P H Glatfelter Co – Chairman, CEO

John Jacunski P H Glatfelter Co – EVP, CFO

CONFERENCE CALL PARTICIPANTS

Chip Dillon Vertical Research Partners – Analyst

Steve Chercover D.A. Davidson & Co. – Analyst

Mark Wilde BMO Capital Markets – Analyst

Debbie Jones Deutsche Bank – Analyst

Dan Jacome Sidoti & Co. – Analyst

PRESENTATION

John Jacunski – P H Glatfelter Co – EVP, CFO

Good morning and welcome to Glatfelter’s 2014 second-quarter earnings conference call.

This is John Jacunski. I’m the Company’s CFO.

Before we begin our presentation, I have a few standard reminders.

During our call this morning, we will use the term adjusted earnings as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides.

We will also make forward-looking statements today that are subject to risks and uncertainties. Our 2013 Form 10-K filed with the SEC and today’s release, both of which are available on our website, disclose factors that could cause our actual results to differ materially from those forward-looking statements. These forward-looking statements speak only as of today and we undertake no obligation to update them.

And finally, we have made available a slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s webcast provider.

I will now turn the call over to Dante Parrini, Glatfelter’s Chairman and Chief Executive Officer.

Dante Parrini – P H Glatfelter Co – Chairman, CEO

Thank you John. Good morning and thank you for joining us to discuss our earnings for the second quarter of 2014.

Earlier today, we reported second-quarter net income of $4.7 million, or $0.11 per share. After excluding non-core business items, we are $0.09 per share compared to $0.12 in 2013. Net sales during the quarter increased 4.5% and totaled $445 million. More details can be found on Slide 3 of the investor presentation.

The second quarter presented a number of challenges for our business and despite them, we performed pretty well. Demand for Composite Fibers was impacted by the issues in Ukraine and Russia, and at the same time, we faced increased competitive activity in the nonwoven wall cover market. The business responded well to the more challenging market environment for nonwoven wall cover by improving efficiencies and reducing costs, which allowed Dresden to deliver another solid quarter.

Revenue for Composite Fibers was up 10%, reflecting a full quarter of Dresden and ongoing growth in single-serve coffee and some of our technical specialty grades. When combined with solid operating performance throughout the business, Composite Fibers generated operating profit of $17.3 million, 5% higher than the second quarter of last year.

Advanced Airlaid Materials had surging demand in North America that exceeds our regional capacity. The business leveraged its strong customer relationships and global scale to meet our customers’ needs by supplementing our North American capacity with production from our facility in Germany.

Shipping volumes were up 4% and revenue was up 6%. Operating profit came in at $6.2 million, which represented a 17% improvement.

And in Specialty Papers, our annual maintenance outages for both facilities were scheduled to be completed with an expanded scope of work. We executed the outages well and in line with cost expectations. The business realized higher selling prices and a 2.5% decline in shipments. Despite this decline, we again outperformed the broader uncoated freesheet market, which was down nearly 7%, reflecting the long-term demand decline and increased imports. Operating profit for the second quarter declined $3.3 million to a loss of $7.2 million.

Operationally, we are performing better. The Ohio pulp mill issues are behind us and the annual outages are now complete. As a result, I expect better results going forward. Overall, I am pleased with how the business has responded to these challenges and I believe we are well positioned to deliver improved earnings in the second half of the year.

John will now provide a more in-depth review of our second quarter and then I will close with some additional perspectives on our business. John?

John Jacunski – P H Glatfelter Co – EVP, CFO

Thank you Dante. For the second quarter, we up reported adjusted earnings of $3.8 million or $0.09 per share compared to adjusted earnings in the year-ago quarter of $5.1 million or $0.12 per share.

Slide 4 shows a bridge of adjusted earnings per share from the second quarter of last year to this year.

Composite Fibers and Advanced Airlaid Materials each added $0.01 to earnings per share. Specialty Papers’ results reduced earnings per share by $0.05, reflecting a broader scope of work for our annually scheduled maintenance outages in 2014. And lower pension expense and a lower tax rate increased earnings by $0.03, but this was offset by higher corporate costs.

Slide 5 summarizes results for Composite Fibers business.

This business generated revenue of $157 million in the second quarter, up 10% over last year, reflecting a full quarter of the Dresden acquisition. Shipping volume was up 13% compared to the second quarter of last year. Excluding the Dresden acquisition, shipping volumes were down slightly, reflecting a favorable mix shift toward tea, coffee, and technical specialty products, and away from composite laminate papers. This shift was expected after upgrading a flatwire machine to an inclined wire machine in 2013 at our facility in Gernsbach, Germany. The higher volume and improved mix added $2.6 million to operating profit during the quarter. Overall selling prices declined during the quarter primarily from nonwoven wall cover and metalized products with a total impact to operating profit of $3.4 million.

For food and beverage shipments increased 1% while prices were flat. The single-serve coffee market remains strong with shipments up 4% while shipments of teabag products were flat.

Shipments of nonwoven wall cover products decreased 9% on a sequential quarter basis and were down 10% on a pro forma basis when compared to the second quarter of 2013. This decline in shipments was driven by economic weakness in Russia and Ukraine due to the political instability. We expect demand from these markets to remain volatile until the political situation has stabilized. Selling prices in this segment declined during the quarter due to more aggressive competition. However, we defended our positions to retain customers and were able to generate efficiency improvement and cost reductions to maintain our margins.

Shipments of Technical Specialty Products were strong, increasing 8% year-over-year driven by growth in the Electrical segment. As expected, composite laminate shipments were down 19%, reflecting our planned shift away from the lower end of this segment.

And shipments of metalized products were flat compared to last year. Demand for wet glue label products remains weak in this segment and competition has increased. This has also led to lower pricing in these products. However, we grew our shipments in the self-adhesive label and innerliner markets to offset the decline in the wet glue label market.

We had a good operating quarter in Composite Fibers with improved productivity and waste levels compared to the second quarter of last year. When combined with the somewhat softer market conditions, inventories increased 14%, which will reduce over the balance of the year with higher sales volumes and some machine downtime.

Operating profit for Composite Fibers was $17.3 million during the quarter, up 5% compared to a year ago, and EBITDA margins expanded by 20 basis points to 15.9%.

The Dresden acquisition continues to meet expectations with EBITDA up 1.4% on a pro forma basis when compared to a full second quarter of 2013 despite the lower shipments this year.

For the third quarter of 2014, we expect shipping volumes to be slightly higher than the second quarter. And we expect selling prices and input costs to be in line with the second quarter. We also plan to take machine downtime in the third quarter at Dresden and our metalized machines to reduce inventory levels. We expect costs associated with the downtime to be offset by ongoing benefits from operating efficiencies.

Advanced Airlaid Materials results are summarized on Slide 6.

This business generated another strong quarter with shipping volumes up 4% led by increases in adult incontinence and feminine hygiene products. Our leadership positions in these key markets and specialty wipes continue to provide growth opportunities for us. As a result, net revenue in the second quarter was $70.5 million, up 6% compared to the second quarter of last year.

Operating profit for Advanced Airlaid Materials totaled $6.2 million in the second quarter, up 17% compared to the second quarter of last year, driven by higher shipments of hygiene products. Our facility in Canada is operating at capacity and cannot meet all the customer demand. As a result, we are supplementing the Canadian facility with production from our facility in Germany. This has created some freight cost penalties in the near term for the business.

For the third quarter of 2014, we expect shipping volumes to be slightly higher than the second quarter with slightly higher selling prices, primarily as a result of higher raw material costs.

Slide 7 provides a summary of Specialty Papers results for the quarter.

Net sales for the quarter were up slightly as selling prices improved $6 million compared to the year-ago quarter as a result of industry price increases announced late last year and early this year. Shipping volumes are down 2.5%, but this was much better than the broader uncoated freesheet market that was down nearly 7% compared to the same quarter last year.

We continue to grow in key product lines to offset the impact of the broader market decline with shipments of non-carbonless forms products up 11% and engineered products increasing 8%. We saw declines in shipments of envelope products of 5% with publishing products down 9% and carbonless products off 14%. The decline in shipments of carbonless products reflects some opportunistic export business we had last year. Excluding this, shipments were down 10%, which is in line with the long-term rate of decline for this market. We expect our broad product line, flexible assets, and excellent customer service to allow us to continue to outperform the broader uncoated freesheet market and run our facilities at or near capacity.

During the second quarter, Specialty Papers had an operating loss of $7.2 million compared to a $3.9 million loss in the year-ago quarter. During the second quarter, we completed our annually scheduled maintenance outages at both of our facilities which adversely impacted results by $28 million in 2014 as compared to $22 million in the second quarter of last year, reflecting a broader scope of work.

In the quarter, we experienced higher raw material and energy prices, which negatively impacted earnings by approximately $1.7 million. These higher costs were predominantly for purchased pulp and wood.

For this business unit, in the third quarter, we expect shipping volumes to increase 5% compared to the second quarter with slightly higher average selling prices. We expect raw material and energy prices to be in line with the second quarter.

Slide 8 shows corporate costs and other financial items for the quarter.

Overall corporate costs declined compared to last year. This is largely due to $4.8 million of acquisition and integration costs incurred last year which are excluded from adjusted earnings, together with a $1.4 million decline in pension expense.

The status of our pension plan is shown on Slide 9. Our qualified plan remains well-funded. We have not had to make cash contributions for a qualified plan for quite some time, and we do not expect to for the foreseeable future.

With respect to pension expense, considering the impact of higher discount rates and thee approved funded status, we expect full-year 2014 expense of approximately $6.7 million compared to $14.2 million for 2013.

Slide 10 shows our free cash flow. During the second quarter, we used cash from operations of $11.2 million compared to generation of $32.4 million in the second quarter of 2013. The decline in cash flow from operations was driven by our higher use of cash this year for working capital and higher cash tax payments.

Capital expenditures for the second quarter declined compared to last year due to the completion of the Composite Fibers capacity expansion project. For the full year, we expect capital expenditures of $80 million to $90 million. As is typical for our business, we expect strong cash flow over the second half of the year.

Finally, Slide 11 shows some balance sheet and liquidity metrics. Our net debt totaled $387 million at June 30 and has increased from the Dresden acquisition and from higher working capital use in 2014.

In addition, we used $9.5 million in 2014 for the repurchase of 360,000 shares. We have $36 million remaining on an authorization that expires in May 2016.

We finished the quarter with $28 million of cash and $182 million available under our revolving credit facility. So, our balance sheet remains in good shape with leverage on a net-debt basis of 2.3 times the June 30. We believe this provides sufficient liquidity to continue to execute our growth strategies, and we expect a substantial reduction in net debt in the second half of the year.

This concludes my comments. I will now turn the call back to Dante.

Dante Parrini – P H Glatfelter Co – Chairman, CEO

Before opening the call for your questions, I want to provide a few comments on our strategy as well as our expectations for the remainder of 2014.

Our strategy focuses on generating substantial cash flow from our mature businesses and using that cash flow to invest in our growing fiber-based engineered materials businesses and returning value to our shareholders. This strategy has reshaped our business portfolio such that half of our revenue and two-thirds of our EBITDA is now coming from our global growth businesses. And we’ve built leading positions in a variety of key markets with attractive growth rates.

Our business has faced some challenges over the past few quarters, but I am pleased with how Glatfelter people have responded. The underlying growth potential for our key markets remains strong, and the steps we have taken provide us the opportunity to generate solid results in the second half of the year. For Composite Fibers, we expect firm demand in our key tea and single-serve coffee markets. While there is some uncertainty with the nonwoven wall cover markets in Russia and Ukraine, we currently expect demand for the third quarter to be in line with or a bit better than the second quarter.

We expect continuing strong demand for hygiene products in Advanced Airlaid Materials, and we expect improve demand for Specialty Papers due to the seasonally stronger third quarter. We are also focused on sustaining our recently improved operating performance and tightly controlling costs. This gives us confidence in our ability to generate solid results for the second half of the year.

At this point, I’d like to open the call for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). James Armstrong, Vertical Research Partners.

Chip Dillon – Vertical Research Partners – Analyst

Yes, hi, it’s actually Chip Dillon on for James. Listen, we were just wondering. Could you just give us a little more color on sort of the quarter-to-quarter change in mill maintenance in Specialty Papers I guess as it looks from the second quarter going into the third and fourth?

John Jacunski – P H Glatfelter Co – EVP, CFO

Sure. So, the mill maintenance, the annual outages were in the second quarter. We spent $28 million this year and $22 million last year. We had an expanded scope of work primarily in our pulp mills and boilers this year, and it was a normal sort of course of the rotation of work. We also consumed more purchased pulp during the outage this year because we had our paper machines down fewer days for its annual maintenance. So, and purchased pulp is more expensive creating an additional cost penalty. So going forward, Q3 and Q4, we would expect sort of normal type costs that we would’ve had in Q3 and Q4 of last year with sort of the normal inflation rates, but nothing extraordinary in the balance of the year.

Chip Dillon – Vertical Research Partners – Analyst

Got you. Maybe if you could tell us, give us a little of a drill down in terms of how the pricing is working in some of the various specialty subgrades. And are you seeing some of the difficulty in the commodity guys in uncoated freesheet getting pricing? Is that starting to — I don’t think you guys would have any import pressure but are you seeing at least some collateral challenges in terms of your pricing?

Dante Parrini – P H Glatfelter Co – Chairman, CEO

Sure. This is Dante. As we stated earlier, we added about $6 million year-over-year in Q2 2014. If I look at the two different price increases that were announced, the first being in Q4 of 2013 and the second in Q1 of 2014, we had about a 60% price realization depending on grades and contract terms with the first price increase. And with the second price increase, we’re estimating about a 20% realization, again depending on grades and contract terms. So, this is approximately $50 a ton, and it will apply to about 500,000, 520,000 tons of our grades that we produce in North America.

Chip Dillon – Vertical Research Partners – Analyst

And then lastly — sorry, go ahead.

Dante Parrini – P H Glatfelter Co – Chairman, CEO

You were asking about imports, and I would say the decrease in demand year-over-year was much closer to the typical trend line of down 3% to 4%. Where the additional pressure came was with trade flows. And as you know, our exports declined as an industry and we had greater imports from places like Brazil, Indonesia and Portugal that created the additional headwind for I would say more of the commodity producers. But it has its own knock-on effects for all industry players, fortunately less so for Glatfelter.

Chip Dillon – Vertical Research Partners – Analyst

Okay. And then one last one real quickly. Any kind of variation you expect for the tax rate in the third quarter and what you think the whole year will look like?

John Jacunski – P H Glatfelter Co – EVP, CFO

Yes, our tax rate we are expecting in the second half of the year to be about 28%, a little bit higher than our second quarter, but second quarter with the annual maintenance outages, with the income being down, the rate was a little bit lower. But we expect 28% for the second half of the year.

Chip Dillon – Vertical Research Partners – Analyst

Okay guys. Thanks and good luck then.

Operator

Steve Chercover, D.A. Davidson.

Steve Chercover – D.A. Davidson & Co. – Analyst

Hi Dante. Hi John. A couple of quick ones please. First of all, as I understand it, I think Keurig has a new type of coffee pod that’s coming to market that thwarts private label substitution. Are you guys involved in that or can you discuss it?

Dante Parrini – P H Glatfelter Co – Chairman, CEO

So, I think you referring to the Keurig 2.0. And it does take portion packs that use filter paper, and we do not anticipate the introduction of that particular system to have any negative effects on our business at all.

Steve Chercover – D.A. Davidson & Co. – Analyst

I was thinking almost — sorry, it would be positive insofar as I think some of the other alternatives include very fine wire mesh that will no longer be compatible.

Dante Parrini – P H Glatfelter Co – Chairman, CEO

Yes, I’m happy to comment on that. We have been asked this several times. The penetration rate of nonlicensed products has been quite low, and I think that Keurig Green Mountain has done an outstanding job with their marketing approach to partner with key brand owners throughout the broader industry.

And so we are very bullish on single-serve coffee. I believe the industry views us as a supplier of choice. We take that very seriously, and we’re going to continue to make sure that we innovate well and that we have high quality available capacity that can continue to support the ongoing growth and development of the segment and our key customers. So we are very optimistic about single-serve coffee.

Steve Chercover – D.A. Davidson & Co. – Analyst

Okay. And second question, I suppose Gatineau being sold out is a nice problem to have. Is the market tight due perhaps to a closure in British Columbia within the last 18 months? And are there any — do have the ability to somehow expand that facility? What would be the strategy to make sure you’re not always on allocation?

Dante Parrini – P H Glatfelter Co – Chairman, CEO

Sure. I think there are a number of factors at play here. Clearly, over the last couple of years, some capacity has been taken out of the market in North America, whether it was in British Columbia or in Wisconsin. And the market continues to grow for hygiene products and the specialty wipes that we produce and serve.

So, we are very focused on projects that debottleneck our entire Airlaid system, both in Canada as well as Germany. We want to leverage our global scale and the fact that we have a very large portfolio of assets and are the largest producer of Airlaid materials that go into the hygiene business so that customers know that they can rely on Glatfelter to continue to support the market growth. And we are in the process of assessing future demand requirements and cost-efficient ways to support our customers’ projected growth.

Steve Chercover – D.A. Davidson & Co. – Analyst

Okay. And my last question is on the share repurchase. Doing the quick math, you are buying back stock at an average price just over $26. And with the shares now $3 below that, presumably that’s an attractive entry point. Are you comfortable — I suppose this is for you, John — that with the balance sheet and the cash flow generation, that you could be aggressive in the second half?

John Jacunski – P H Glatfelter Co – EVP, CFO

The program we have extends for about another two years. We have about $36 million available and our intention with that program had been to offset share dilution. So, we look at share repurchases in the context of what our future needs are for investment in the business.

Dante talked and we’ve talked about the growth that we see in our Airlaid business as well as our Composite Fibers business. So, we will make those decisions in the context of our near-term cash flow needs for investment in the business, and our view of what the share price is.

Steve Chercover – D.A. Davidson & Co. – Analyst

Great. Thank you very much.

Operator

Mark Wilde, BMO Capital Markets.

Mark Wilde – BMO Capital Markets – Analyst

Good morning Dante, good morning John. I want to start with Composite Fibers. Can you just give us a sense between kind of teabag and wall covering and everything that’s in that unit, what percent of the sales are going to Russia and the Ukraine?

Dante Parrini – P H Glatfelter Co – Chairman, CEO

So, in Composite Fibers, we have about $130 million a year of revenue that is generated in those two specific jurisdictions.

Mark Wilde – BMO Capital Markets – Analyst

Okay. And can you give us a sense —

Dante Parrini – P H Glatfelter Co – Chairman, CEO

Approximately 20% of Composite Fibers revenue.

Mark Wilde – BMO Capital Markets – Analyst

Okay. All right. And can you give us a sense has volume weakened further in the last few weeks just with the events that we’ve seen in the region?

Dante Parrini – P H Glatfelter Co – Chairman, CEO

Yes, a few comments there. Clearly, the geopolitical unrest is creating volatility and some weakness in demand. The good news is the vast majority of our customers are located outside of the hotspots, and we are the cost and quality leader, which is always an advantage.

The increased volatility just makes it a little cloudier in terms of the demand profile over time. So, as I stated in my prepared remarks, we are expecting demand to be on par or perhaps slightly better than what we experienced in Q2 and Q3. It’s just you just don’t know when you have this geopolitical unrest. And until thing stabilize there, we will probably continue to adopt a more cautious approach to managing this part of our business.

However, as John stated and as I stated, we delivered another successful quarter that was very profitable for the business, and we talked about improving our efficiencies and our cost profile. And that was accomplished through several things that we had on the shelf and ready to go, which ranged from the benefits of previous capital investments that we had made, leveraging our procurement and supply chain synergies, addressing some commercial synergies post-acquisition to help reduce agent costs, and we deployed the Glatfelter continuous improvement toolset to our colleagues in Dresden. And the combination of all these factors enabled us to respond very quickly to perhaps an unforeseen short-term change in the market, but nonetheless we were prepared and ready. And I think this speaks to some of the global scale that we’ve built over time and the level of sophistication that we can bring to very nichey businesses around the world.

Mark Wilde – BMO Capital Markets – Analyst

Okay.

Dante Parrini – P H Glatfelter Co – Chairman, CEO

And the long-term global growth rate is still very compelling for the category, so I view it as short-term turbulence.

Mark Wilde – BMO Capital Markets – Analyst

Okay. Dante, you guys mentioned in your commentary that you are seeing kind of increased competition in wall covering and metalized. I wonder if you could just give us a sense of where that’s coming from.

Dante Parrini – P H Glatfelter Co – Chairman, CEO

Sure.

Mark Wilde – BMO Capital Markets – Analyst

Because I know your share was quite high in that nonwoven wall covering and I thought you had pretty good share in metalized as well.

Dante Parrini – P H Glatfelter Co – Chairman, CEO

Yes, our share in nonwoven wall cover is just below 50%. And when the market is growing at 10% per year globally, it’s bound to attract some additional attention, and what we saw were companies like Ahlstrom and Technocell started to allocate more capacity to this particular segment, recognizing that there was projected strong demand with this conversion of paper to nonwoven.

Nobody foresaw these issues in Russia/Ukraine, and Russia/Ukraine is a big driver in the European segment of the market. China and Asia-Pac is also another big market.

So I think it was a convergence of some additional capacity being directed toward a growing market and an unforeseen geopolitical event that popped up at the same time. Again, we see these as near-term issues, not a fundamental shift in the market, but we’d like to see the geopolitical situation stabilize a little bit more, and I think everybody’s crystal ball will get a little clearer after that.

Mark Wilde – BMO Capital Markets – Analyst

You guys mentioned some downtime in this business, I think in the third quarter. I wonder if it’s possible to kind of quantify what the costs of that might be.

John Jacunski – P H Glatfelter Co – EVP, CFO

I don’t have a specific estimate for you, but as I mentioned in our outlook, we expect the impact of that downtime will be offset by some of our efficiencies and cost reduction initiatives. So, our plans to reduce inventories and reduce working capital that we have invested in inventories, but net-net we don’t expect it to be a hit to our P&L. We think we can offset the impact.

Mark Wilde – BMO Capital Markets – Analyst

Okay. Just turning to Airlaid, one of your main customers there is I think expanding into adult incontinence. And I just wondered whether there’s any of your Airlaid that kind of feeds into that new initiative.

Dante Parrini – P H Glatfelter Co – Chairman, CEO

So, we are very enthusiastic about the developing category of adult incontinence for the retail segment, and highly functional hygiene products fit Glatfelter’s technology exceptionally well. And I believe we are viewed as a supplier of choice. We are well-positioned to support this growth in the development of the segment. As you might be able to appreciate, we really don’t comment on any customer-specific activities, but I’ll just summarize by saying that we are well-positioned to support the growth of this category and we are enthusiastic at the prospects for the future.

Mark Wilde – BMO Capital Markets – Analyst

Okay. That’s good enough. And then finally, I just want to talk about CapEx. You mentioned $80 million to $90 million this year. Do you have any sense of where you will be in 2015, 2016? And I am especially focused on kind of what type of environmental spend you may have over the next couple of years with Boiler MAC and other things?

John Jacunski – P H Glatfelter Co – EVP, CFO

Sure. So we haven’t given a specific answer yet for 2015 and 2016 but I can give you a little bit of color commentary that will help. For this year, the $80 million to $90 million includes about $10 million related to environmental client compliance investments for our boilers. The total cost of the boiler compliance over about a three-year period is in the $70 million $90 million range, so we will invest $10 million this year and then the balance will be over the next two years. Our normal CapEx tends to be in the $70 million a year range, depending on whether we have any sort of capacity expansion or other significant investments. But we will see an uptick in capital spending from the boiler compliance situation.

Mark Wilde – BMO Capital Markets – Analyst

Okay. And at this point, John, you’re moving ahead with kind of boiler investments at both Spring Grove and at Chillicothe?

John Jacunski – P H Glatfelter Co – EVP, CFO

That’s right.

Mark Wilde – BMO Capital Markets – Analyst

Okay. All right. Good enough. I’ll turn it over.

Operator

(Operator Instructions). Debbie Jones, Deutsche Bank.

Debbie Jones – Deutsche Bank – Analyst

I was wondering if you guys could actually quantify the impact of shifting more of the production to your Germany facility in Airlaid versus North America?

John Jacunski – P H Glatfelter Co – EVP, CFO

Sure. In the second quarter, the freight penalty was on the order of $0.5 million.

Debbie Jones – Deutsche Bank – Analyst

Okay. And then if you do move forward with P&G, if that becomes an option for you guys, you said you’re constrained in North America, so would it be that if you were to pick up a new customer category, you would have to actually add some capacity, number one?

And then I guess my second question would be who else do you compete with that could supply these absorbent materials to P&G?

Dante Parrini – P H Glatfelter Co – Chairman, CEO

So, again, if you think about how we manage our business, one, we want to optimize the assets that we have, so going through and executing all of our various projects on debottlenecking. We’ve been very successful in the same approach in Composite Fibers to essentially create part of a paper machine that didn’t exist with very little capital. So, we’re going through the same process in the Airlaid business and I expect that to generate some incremental capacity. We will then look to fully utilize both Germany and Canada. And at the same time, parallel path, we are assessing the future demand requirements and how we can give confidence to the market that we are there to continue to support ongoing growth. Whether that’s an investment in new capacity, an expansion of an existing facility is still a little bit premature. We always have the option to manage our mix as well, and we will apply all of these different approaches to satisfy the needs of our customers and make sure that people view us as a supplier of choice.

Debbie Jones – Deutsche Bank – Analyst

Okay. And then the question about who you compete with?

Dante Parrini – P H Glatfelter Co – Chairman, CEO

So, there are other producers of airlaid. Who may or may not be supplying the adult incontinence and are they supplying the institutional segment versus the retail segment because it’s new and evolving is still to be determined. But you’ve got companies out there like Georgia-Pacific who have airlaid assets, you know that Domtar has a captive small airlaid business, and then you’ve got some regional players tucked around Europe and Asia that don’t have anywhere near the scale or capabilities that we have.

Debbie Jones – Deutsche Bank – Analyst

Okay. Thank you. That’s helpful. And then the last question I had, just on the leadership changes that you’ve made over the last few months, can you just address those and then how that will ultimately impact your management structure?

Dante Parrini – P H Glatfelter Co – Chairman, CEO

Sure. So, I suspect you are referring to the two different announcements that we had, one in Specialty Papers when we announced some leadership changes to support the migration from a divisional operating model to a functional operating model. And we did this, as our markets continue to evolve in North America, we wanted to be able to better leverage the capabilities of our nine paper machine system, improve our service proposition to our customers, and improve our cost profile. And as we thought through how we wanted to do this in a very logical fashion, we added a veteran manufacturing executive to our team, as well as made several appointments and promotions with internal Glatfelter personnel. So, I am very excited about the approach we’re taking to Specialty Papers, and I am confident that this will help us continue to outperform the broader market.

When it comes to the announcements we made in our corporate finance group, we had again another exciting internal promotion in tax, and then we had an external hire for treasury. And we’re always looking at ways to strengthen our team, leverage the talent management infrastructure that we have in place, and enhance our global business acumen as we continue to execute our growth strategy. So I think these moves are very encouraging, and I am excited about the contributions that these leaders are going to make them into assignments.

Debbie Jones – Deutsche Bank – Analyst

Okay. Thank you. That’s helpful.

Operator

Dan Jacome, Sidoti.

Dan Jacome – Sidoti & Co. – Analyst

Good morning. Thanks for taking the question. Can you just talk a little bit about the envelope business? I think you guys said it was down 8%. What is going on there? Is that more a function of the competitive environment or are you just cycling — I think you were up 8% last year, so is it just a function of spiking a harder compare? Thanks.

Dante Parrini – P H Glatfelter Co – Chairman, CEO

Sure. Envelope was down 4.7% year-over-year.

Dan Giaccome – Sidoti & Co. – Analyst

Okay.

Dante Parrini – P H Glatfelter Co – Chairman, CEO

And we’ve had a track record over the last five-plus years of growing it at about a 7% CAGR. So sometimes you get period-to-period variation but through the course of the year and if you look at our track record, we’ve tripled our market share over that period of time, and we anticipate maintaining that market share. So, I wouldn’t overreact to one-quarter data.

Dan Giaccome – Sidoti & Co. – Analyst

Okay. Thank you.

Operator

And there are no further questions at this time. I would now like to turn the call back over to Dante Parrini for any closing remarks.

Dante Parrini – P H Glatfelter Co – Chairman, CEO

Okay. Well, I’d like to thank everyone for joining us today, and we look forward to speaking with you next quarter. Have a good day.

Operator

Thank you. This does conclude today’s conference call. You may now disconnect your lines.